Exhibit 99.2

bluebird bio Announces Early Data from Phase 3 Northstar-2 (HGB-207) Study of LentiGlobinTM Drug Product at European Hematology Association (EHA) Annual Meeting

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Drug product vector copy number (DP VCN) and percentage of lentiviral vector positive cells (LVV+) for initial 7 drug product lots manufactured in Northstar-2 (HGB-207) are consistently higher than in Northstar (HGB-204) with median DP VCN of 3.0 –

–	Initial results show that the three patients treated to date have achieved in vivo VCN and HbAT87Q production as good as or better than patients achieving transfusion independence in Northstar –
–	First patient treated in Northstar-2 with 6 months follow-up achieved normal total hemoglobin (13.3 g/dL) after discontinuing transfusions; producing 9.5 g/dl of HbAT87Q at last follow-up –
–	Safety profile to date consistent with autologous transplantation –
–	Company to hold conference call and webcast today, June 23, at 8:00 a.m. ET –

CAMBRIDGE, Mass., June 23, 2017 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for serious genetic diseases and T cell-based immunotherapies for cancer, announced early interim data from the ongoing Northstar-2 (HGB-207) Phase 3 clinical study of LentiGlobin drug product in patients with transfusion-dependent β-thalassemia (TDT) and non-β0/β0 genotypes. These data will be presented by Mark Walters, M.D., UCSF Benioff Children’s Hospital, Oakland, California, in an oral session on Sunday, June 25 at the European Hematology Association (EHA) Annual Meeting in Madrid, Spain.

“Northstar-2 is our first study to utilize our improved LentiGlobin drug product manufacturing process to increase the drug product vector copy number and percent of cells transduced. The first patient treated in this study exemplifies the promise of gene therapy, discontinuing blood transfusions approximately a month after treatment and achieving a normal level of total hemoglobin production at six months post-treatment,” said David Davidson, M.D., chief medical officer, bluebird bio. “These early results suggest that the improved manufacturing process results in consistently higher drug product vector copy numbers (VCN) and lentiviral vector positive (LVV+) cells, which is correlated with higher production of HbAT87Q and ultimately may address known patient-to-patient variability.”

“Although early, these data add to the growing body of clinical evidence that indicate that LentiGlobin may offer a transformative benefit for patients with TDT,” said Alexis Thompson, MD, MPH, Ann & Robert H. Lurie Children’s Hospital of Chicago, Illinois and a primary investigator on the study. “Patients with TDT are dependent on a burdensome cycle of transfusion and chelation, and for these patients, gene therapy with

LentiGlobin may offer a long-term solution with a one-time therapy that alleviates many of the complications of the current treatment paradigm.”

A Phase 3 Study to Evaluate Safety and Efficacy of LentiGlobin Gene Therapy for Transfusion-Dependent β-thalassemia in Patients with non-β0/β0 Genotypes: The Northstar-2 (HGB-207) Trial (Abstract S814)

The Northstar-2 Study is an ongoing, open-label, single-dose, international, multicenter Phase 3 study designed to evaluate the safety and efficacy of LentiGlobin drug product for the treatment of patients with TDT and non-β0/β0 genotypes. As of June 2, 2017, drug product had been manufactured for six patients. The median DP VCN for these patients was 3.0 (range: 2.4 – 4.0), compared to a median DP VCN of 0.7 (range: 0.3 – 1.5) in Northstar. Results in treated patients, aged 20-22 years, as of June 2, 2017, include:

	Patient 1	Patient 2	Patient 3
DP VCN in each drug product lot (copies/diploid genome)	2.9	2.4	3.2, 2.4
LVV+ cells	77%	53%	77%, 82%
CD34+ cell dose (x106/kg)	7.0	13.6	8.1
HbAT87Q (g/dl; at last follow-up)	9.5	1.6	4.6
Total hemoglobin	13.3	Not reported	Not reported
Days since last transfusion	140	Not reported	Not reported
Follow-up	6 months	3 months	2 months

•	Follow-up on Patients 2 and 3 was not sufficient for total hemoglobin or days since last transfusion to be clinically relevant.
•	The safety profile to date appears consistent with autologous transplantation. No Grade 3 or higher drug-product related adverse events have been observed.

Webcast Information

bluebird bio will host a live webcast at 8:00 a.m. ET on Friday, June 23, 2017. The live webcast can be accessed under "Calendar of Events" in the Investors and Media section of the company's website at www.bluebirdbio.com. Alternatively, investors may listen to the call by dialing (844) 825-4408 from locations in the United States or (315) 625-3227 from outside the United States. Please refer to conference ID number 39917037.

About Northstar-2 (HGB-207)

Northstar-2 is a Phase 3, global, multi-center study designed to evaluate the safety and efficacy of LentiGlobin drug product in patients with transfusion-dependent beta-thalassemia and non-β0/β0 genotypes. For this study, the manufacturing process by which the patient’s cells are transduced with the LentiGlobin viral vector has been improved, with the intent of increasing vector copy number and the percentage of cells successfully transduced.

The target enrollment of the study is 15 adult and adolescent patients and 8 pediatric patients. The study’s primary endpoint is the proportion of treated subjects who meet the definition of "transfusion independence," defined as total hemoglobin levels of at least 9g/dL without any red blood cell (RBC) transfusions for a continuous period of at least 12 months at any time during the study.

About TDT

Transfusion-dependent β-thalassemia (TDT), also called β-thalassemia major or Cooley’s anemia, is an inherited blood disease that can be fatal within the first few years of life if not treated.

Despite advances in the supportive conventional management of the disease, which consists of frequent and lifelong blood transfusions and iron chelation therapy, there is still a significant unmet medical need, including the risk for significant morbidity and early mortality. Currently, the only advanced treatment option for TDT is allogeneic hematopoietic stem cell transplant (HSCT). Complications of allogeneic HSCT include a significant risk of treatment-related mortality, graft failure, graft vs. host disease and opportunistic infections, particularly in patients who undergo non-sibling-matched allogeneic HSCT.

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio’s gene therapy clinical programs include its Lenti-D™ product candidate, currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of cerebral adrenoleukodystrophy, and its LentiGlobin™ product candidate, currently in four clinical studies for the treatment of transfusion-dependent β-thalassemia, and severe sickle cell disease. bluebird bio’s oncology pipeline is built upon the company’s leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio’s lead oncology program, bb2121, is an anti-BCMA CAR T program partnered with Celgene. bb2121 is currently being studied in a Phase 1 trial for the treatment of relapsed/refractory multiple myeloma. bluebird bio also has discovery research programs utilizing megaTAL/homing endonuclease gene editing technologies with the potential for use across the company’s pipeline.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington and Europe.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s research, development, manufacturing and regulatory approval plans for its LentiGlobin product candidate to treat transfusion-dependent ß-thalassemia, and whether the manufacturing process changes for LentiGlobin will improve outcomes of patients with transfusion-dependent ß-thalassemia. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the preliminary positive efficacy and safety results from our prior and ongoing clinical trials of LentiGlobin will not continue or be repeated in our ongoing, planned or expanded clinical trials of LentiGlobin, the risks that the changes we have made in the LentiGlobin manufacturing process will not result in improved patient outcomes, risks that the current or planned clinical trials of LentiGlobin will be insufficient to support regulatory submissions or marketing approval in the US and EU, the risk of a delay in the enrollment of patients in our clinical studies, and the risk that any one or more of our product candidates, will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Contact:

Investors:

bluebird bio, Inc.

Manisha Pai, 617-245-2107

mpai@bluebirdbio.com

Media:

bluebird bio, Inc.

Elizabeth Pingpank, 617-914-8736

epingpank@bluebirdbio.com